NEWS RELEASE	Exhibit 99.2

Media Contact:	Investor Contact:
Gia L. Oei, 603-929-2489	Carolyn Miller, 603-929-2381
E-mail: Gia.Oei@nh.fishersci.com	E-mail: Carolyn.Miller@nh.fishersci.com

Fisher Scientific Prices $300 Million of Senior Subordinated Notes

HAMPTON, N.H., July 22, 2004 — Fisher Scientific International Inc. (NYSE: FSH) announced that it is issuing $300 million of senior subordinated notes due 2014. The company increased the offering from $250 million. The notes are being issued at a dollar price of 100.0 to yield 6.75 percent. The company intends to use the proceeds from the issue to fund the tender offer for Apogent Technologies’ 6½ percent senior subordinated notes due 2013. The issuance of the new notes is subject to the closing of Fisher’s merger with Apogent.

     The notes are being issued in a private placement and are expected to be resold by the initial purchaser to qualified institutional buyers under Rule 144A of the Securities Act of 1933, as amended, and outside the United States pursuant to Regulation S under the Securities Act. The notes are expected to settle on or about Aug. 3, 2004.

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Fisher Scientific Prices $300 Million of Senior Subordinated Notes - 2

     The notes have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This news release shall not constitute an offer to sell or a solicitation of an offer to buy such notes in any jurisdiction in which such an offer or sale would be unlawful and is issued pursuant to Rule 135c under the Securities Act of 1933.

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